UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2023

RIVERVIEW BANCORP, INC.
(Exact name of registrant as specified in its charter)

Washington	000-22957	91-1838969
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

900 Washington Street, Suite 900, Vancouver, Washington	98660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (360) 693-6650

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01 per share	RVSB	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Riverview Bancorp, Inc. (the “Company”) and its financial institution subsidiary, Riverview Bank (“Bank”), announced that Steve Plambeck is retiring as Executive Vice President and Chief Lending Officer at the Company and the Bank effective September 1, 2023.  Mr. Plambeck joined Riverview in 2011 and has held the position of Executive Vice President and Chief Lending Officer of the Bank since March 2018.

(c) As a result of Mr. Plambeck’s retirement, Michael Sventek, age 60, was appointed as the Executive Vice President and Chief Lending Officer of the Bank, effective August 21, 2023.  Mr. Sventek has over 32 years of community banking experience, having most recently served as Commercial Banking Market Director for Umpqua Bank, Greater Oregon from 2021-2023. Prior to that, he served as Commercial Banking President for BBVA USA in Northern Arizona from 2011-2021. Throughout his career, Mr. Sventek served as a highly visible finance leader for community banks and brings a vast amount of experience in commercial banking and lending. Mr. Sventek graduated with a Bachelor of Science in Computer Science Engineering from Northern Arizona University, and is a graduate of the Pacific Coast Banking School.

Robert Benke, age 53, who has served as Senior Credit Administrator of the Bank since March 2016, was promoted to Executive Vice President and Chief Credit Officer of the Bank, effective August 21, 2023.  Mr. Benke joined Riverview in July 2004 and spent five years as a commercial lender and progressed through the credit administration function starting in 2012 most recently serving as Senior Vice President of Credit Administration. He is responsible for credit administration related to the Bank’s commercial, and consumer loan activities. He holds a Master’s in Business Administration from Washington State University, a Bachelor of Arts in Physics from Whitman College, and is a 2015 graduate of the Pacific Coast Banking School. Mr. Benke is an active board member of the Washington State University – Vancouver MAP Program.

Dan Cox , age 45, who is currently serving as Acting President and Chief Executive Officer was promoted to Chief Operating Officer of the Company and the Bank, effective August 21, 2023.  In his new role, he will be responsible for the daily operations and management of the Bank. Mr. Cox will also continue to serve as Acting President and Chief Executive Officer. Mr. Cox joined Riverview in August 2002, most recently serving as Executive Vice President and Chief Credit Officer of the Bank, a position he held since 2014, where he was responsible for the Bank’s commercial credit and collection policies, procedures and processes. He graduated Summa Cum Laude from Washington State University – Vancouver with a Bachelor of Arts in Business Administration with a major emphasis in Finance. He graduated with honors from the Pacific Coast Banking School. Mr. Cox is an active mentor in the local schools and was the Past Treasurer and Endowment Chair for the Washougal Schools Foundation and Past Board Member of Camas-Washougal Chamber of Commerce.

For additional information concerning the executive management promotions, please refer to the press release dated August 22, 2023, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d)      Exhibits

99.1    Press Release of Riverview Bancorp, Inc. dated August 22, 2023
104     Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIVERVIEW BANCORP, INC.

Date: August 22, 2023	By: /s/ David Lam
David Lam Chief Financial Officer (Principal Financial Officer)